EXHIBIT 99(f)

                                    DPL INC.
                           Courthouse Plaza Southwest
                               Dayton, Ohio 45402




                                        May 26, 2000


Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

               Re:  DPL INC.; Registration Statement
                    on Form S-4, Exxon Capital Representations
                    ------------------------------------------

Ladies and Gentlemen:

          DPL INC., a corporation organized under the laws of the State of Ohio (the "Company"), is registering with the Securities and Exchange Commission (the "Commission") an exchange offer (the "Exchange Offer") of an aggregate principal amount of up to $425,000,000 of its 8 1/4% Senior Exchange Notes due 2007 (the "Exchange Notes") for an equal aggregate principal amount of its currently outstanding 8 1/4% Senior Exchange Notes due 2007 that had been issued and sold by the Company in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Company is registering the Exchange Offer in reliance on the staff positions enunciated in the Exxon Capital Holdings Corporation no-action letter (available April 13,
1989), the Morgan Stanley & Co. Inc. no-action letter (available June 5, 1991) and the Shearman & Sterling no-action letter (available July 2, 1993).

          The Company hereby represents that in connection with the Exchange Offer the Company has not entered into any arrangement or understanding with any person to distribute the Exchange Notes to be received in the Exchange Offer and to the best of the Company's information and belief, each person participating in the exchange offer is acquiring the Exchange Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be received in the Exchange Offer. In this regard, the Company will make each person participating in the Exchange Offer aware (through the Exchange Offer prospectus or otherwise) that if the Exchange Offer is being registered for the purpose of secondary resales, any security holder using the Exchange Offer to participate in a distribution of the Exchange Notes to be acquired in the registered Exchange Offer (1) could not rely on the staff position enunciated in Exxon Capital Holdings Corporation (avail. April 13, 1989) or similar letters and (2) must comply with registration


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DPL Inc.
May 26, 2000

and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. The Company acknowledges that such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K.

                                        Yours truly,


                                        /s/ Stephen F. Koziar, Jr.
                                        Group Vice President and General Counsel


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